Exhibit 3.77

Liberty Star Minerals Expands Arizona Project Footprint with 13 New Mineral Exploration Permits

TUCSON, AZ — March 10, 2026 — Liberty Star Minerals (OTCQB: LBSR) (“Liberty Star” or the “Company”), a U.S. mineral exploration company focused on strategic and commercially important critical minerals in southeast Arizona, today announced that it has staked an additional 13 mineral exploration permits (MEPs) covering approximately 11.18 square miles, increasing its total mineralized footprint to approximately 31.49 square miles and ranks Hay Mountain Holdings, LLC as the 4th largest mineral footprint in Arizona.

The newly added MEPs lie within the broader Tombstone Mining District and expand Liberty Star’s contiguous land position surrounding its Liberty Star Hay Mountain Holdings LLC, which includes Earp Ridge Mines, LLC, the multi-mineral claims which include critical minerals, copper, and molybdenum, historically known as Hay Mountain Target 1 & 2. It also encompasses Red Rock Mines, LLC The Company’s world-class gold target. The expanded MEPs block is designed to capture extensions of known structural and geophysical trends identified through recent geologic mapping, sampling, and induced polarization (IP) survey work.

“Over the last year, our technical team has continued to deliver compelling evidence that we are in a large, mineralized system with bonanza-grade gold values and robust geophysical signatures at Red Rock Canyon and across the entire Hay Mountain Holdings umbrella,” said Pete O’Heeron, Chairman of Liberty Star Minerals. “The mineral-rich assays we are seeing compel us to protect a larger perimeter, which places our project in the Top 5 in the state of Arizona, as we advance our gold deposit and develop critical minerals that are important to U.S. economic and national security.”

The Company noted that the enlarged land position is intended to preserve future optionality for potential open-pit and underground development scenarios and to secure additional targets along regional structures that may host gold and polymetallic mineralization.

Liberty Star’s projects are located within Arizona’s prolific porphyry copper belt in southeast Arizona, one of the world’s most renowned regions for large-scale copper-gold-molybdenum deposits, a state recognized as a leading U.S. jurisdiction for copper and other critical mineral production.

Liberty Star continues to advance its exploration programs at Red Rock Canyon and the broader Hay Mountain area, including follow-up drilling design, expanded geochemical sampling, and refined 3D interpretation of geophysical data. The Company will provide additional updates as fieldwork progresses and new assay or geophysical results become available.

About Liberty Star Minerals

Liberty Star Minerals is a U.S. exploration company focused on strategic and commercially important critical minerals. The Company’s Hay Mountain Holdings LLC, which includes the Red Rock Canyon Gold Project, Earp Ridge Copper Project and American Strategic Minerals is located in southeast Arizona within a regionally significant porphyry copper-gold-molybdenum system. Liberty Star is actively pursuing joint venture partnerships to advance both projects and is committed to establishing U.S. mineral independence through domestic exploration and development.

Forward-Looking Statements: This release contains forward-looking statements as defined by the U.S. Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and factors beyond the Company’s control that could cause actual results to differ materially from those expressed or implied. Forward-looking statements may include projections, expectations, plans, and assumptions regarding exploration results, mineral resources, and future operations. For a detailed discussion of risk factors, refer to the Company’s Annual Report on Form 10-K and other filings with the SEC. Regulation S-K 1300 Compliance: Liberty Star is classified as an “Exploration Stage Issuer” under Subpart 1300 of Regulation S-K. The Company currently has no mineral resources, or mineral reserves to report under this regulation. U.S. investors are cautioned not to assume that any part of the Company’s mineralized properties will be converted into measured or proven reserves.

Contact: Liberty Star Minerals Tucson, Arizona www.libertystaruranium.com

Liberty Star Minerals | Liberty Star

Uranium & Metals Corp.

LBSR: OTCQB

http://www.lbsr.us Contact:

Liberty Star Minerals

Tracy Myers, Investor Relations

520-425-1433 – info@lbsr.us